Exhibit (a)(1)(A)

TURTLE BEACH CORPORATION

April 22, 2015

OFFER TO EXCHANGE

ELIGIBLE STOCK OPTIONS FOR

REPLACEMENT OPTIONS

This offer to exchange eligible stock options for replacement options and your withdrawal rights will expire at 8:59 p.m., Pacific Time, on May 19, 2015, unless extended.

Turtle Beach Corporation, a Nevada corporation (“us,” “we,” “Turtle Beach” or the “Company”), by this Offer to Exchange Eligible Stock Options for Replacement options (the “Exchange Offer”), is offering to our eligible employees, executive officers and consultants the opportunity, subject to the terms and conditions described herein, to voluntarily exchange their eligible stock options for replacement options having a market value exercise price and covering a smaller number of shares.

For purposes of the Exchange Offer, an “eligible participant” is an employee or executive officer of Turtle Beach or one of our subsidiaries, or a pre-identified consultant of Turtle Beach or one of our subsidiaries, who meets all of the following conditions:

•	the participant is employed by, or provides services to, Turtle Beach (or one of our subsidiaries)

•	the participant remains employed by, or continues to provide services to, Turtle Beach or one of our subsidiaries through the date on which the replacement options are granted; and

•	The participant holds one or more “eligible stock options.” An “eligible stock option” is a stock option that was granted under our 2010 Stock Option Plan, as amended from time to time (the “2010 Plan”), the VTB Holdings, Inc. 2011 Equity Incentive Plan, as amended from time to time (the “2011 Plan”), our 2012 Stock Option Plan, as amended from time to time (the “2012 Plan,” and together with the 2010 Plan and the 2011 Plan, the “Prior Plans”) or our 2013 Stock-Based Incentive Compensation Plan, as amended from time to time (the “2013 Plan,” and together with the Prior Plans, the “Option Plans”) in each case, that has an exercise price equal to or greater than $5.00.

Although we intend to include all international eligible participants, we may exclude otherwise eligible participants if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. In addition, we reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a jurisdiction, participants in such jurisdiction will not be permitted to participate in the Exchange Offer and any attempt to surrender eligible stock options by such participants will not be accepted by us.

If you receive replacement options in the Exchange Offer, they will be subject to the following terms and conditions:

•	Exchange Ratios. The exchange ratios in the Exchange Offer represent the number of shares subject to eligible stock options that a participant must surrender in order to receive one share subject to the replacement option, and vary based on the exercise price and remaining term of the eligible stock options. The following exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on April 21, 2015 of $3.10, the exercise prices of the eligible stock options, the remaining terms of the eligible stock options and the term of the replacement options. The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible stock options they replace in order to balance the compensatory goals of the Exchange Offer and the interests of our stockholders. The number of shares of our common stock subject to replacement options, calculated according to the exchange ratios, will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted and you will not receive any cash for fractional shares. The table below sets forth the exchange ratios to be used based on the exercise price and remaining term of the eligible stock options.

Exchange Ratios for Eligible Stock Options with a Remaining Term of More Than 5 Years			Exchange Ratios for Eligible Stock Options with a Remaining Term of Less Than 5 Years
Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Option to be Granted	Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Options to be Granted
Less than $5.00	Ineligible	Ineligible	Less than $5.00	Ineligible	Ineligible
$5.00 – $5.99	1.30	1	$5.00 – $7.50	4.80	1
$6.00 – $6.64	1.40	1	$7.50 – $10.00	7.70	1
$6.65 – $7.50	1.85	1	$10.01 – $10.50	12.20	1
$7.51 – $10.00	2.50	1	$10.51 – $12.00	9.80	1
Greater than $10.00	4.40	1	$12.01 – $16.00	9.60	1
			Greater than $16.00	28.70	1

In general, the longer an option has until expiration, the greater the chance it will end up “in-the-money,” or profitable, and the greater its value under the Black-Scholes pricing model. As expiration approaches, the option’s time value decreases. As a result, the exchange ratios for eligible stock options with a remaining term of less than five years are higher than those for eligible stock options with a remaining term of more than five years with a comparable exercise price. The exchange ratios that will be used to determine the number of shares underlying each replacement option are further described in Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.).” Please keep in mind, however, that because we cannot know the closing price of our common stock on the date the replacement options will be granted, we cannot now determine the exact difference in value between eligible stock options and the replacement options that will be granted upon their surrender.

•	Exercise Price. All replacement options will have an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date the replacement options are granted (the “Replacement Option Grant Date”), which we expect to be the first business day following the expiration of the Exchange Offer.

•	Vesting. Replacement options that are received in exchange for eligible stock options will vest as follows: (i) with respect to the portion of the eligible stock option that has vested as of the Replacement Option Grant Date, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible stock option that has not vested as of the Replacement Option Grant Date, the period over which such portion was scheduled to vest in equal installments will be extended by 6 months. For example, the portion of an eligible stock option scheduled to vest on in twelve monthly installments beginning January 1, 2016 would be replaced with a replacement option a proportionate amount of which would be scheduled to vest in eighteen monthly installments beginning January 1, 2016. Any eligible stock options scheduled to vest on a quarterly basis will be replaced by replacement options that vest in equal monthly installments. Vesting on each scheduled vesting date will generally be subject to the eligible participant’s continued engagement with Turtle Beach or one of our subsidiaries on such date. Please note that replacement options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, retirement and/or other provisions will not contain such provisions.

•	Term. All replacement options will have a term equal to the remaining term of the corresponding eligible stock option it is replacing.

•	Non-Qualified Stock Option. All replacement options will be non-qualified stock options for U.S. federal income tax purposes, even if the eligible stock options being replaced are incentive stock options.

•	Other Terms and Conditions of Replacement options. All replacement options will be granted under the 2013 Plan and will be subject to its terms and conditions, as well as the terms and conditions of the applicable option grant documents.

Participation in the Exchange Offer is voluntary. Eligible participants will be permitted to exchange eligible stock options for replacement options on a grant-by-grant basis, subject to the terms and conditions set forth in this Offer to Exchange document. In order to exchange a portion of an eligible stock option, an eligible participant must exchange all of that eligible stock option. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled upon the expiration of the Exchange Offer and the replacement options will be granted shortly thereafter (we expect the replacement options to be granted on the first business day following the expiration of the Exchange Offer). If you choose not to participate in the Exchange Offer or not to surrender all of your eligible stock options in the Exchange Offer, or if your election form to participate in the Exchange Offer is not accepted by us, your eligible stock options will not be exchanged in the Exchange Offer and such options will continue to be governed by their existing terms and conditions.

Shares of Turtle Beach common stock are listed on the NASDAQ Global Market under the symbol “HEAR.” On April 21, 2015, the closing price of our common stock on the NASDAQ Global Select Market was $3.10 per share. The current market price of our common stock, however, is not necessarily indicative of future market prices of our common stock, and we cannot predict what the closing price of our common stock will be on the Replacement Option Grant Date.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or on a minimum number of eligible participants participating.

If you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible stock options before the Exchange Offer expires. You may notify us of your election by completing your personalized Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. You can request an additional election form or notice of withdrawal by e-mailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 7 of The Exchange Offer, entitled “Conditions to Completion of the Exchange Offer.” Neither we nor any of our Board of Directors, officers, employees, advisors, representatives or other agents will make any recommendation as to whether you should participate in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. We encourage you to consult your personal tax, financial, legal and/or other advisors as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer. In addition, we encourage you to see the sections below and in our Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Risk Factors” for a discussion of certain risks and uncertainties that you should consider while deciding whether to participate in the Exchange Offer. If you hold eligible stock options and are subject to taxation in a country other than the United States, we encourage you to consult your personal tax, financial, legal and/or other advisors in such country for further details regarding tax consequences and other issues for international participants.

The statements in this document concerning the eligible stock options, the Option Plans and the replacement options are summaries of the material terms but are not complete descriptions thereof. The full text of these documents has been filed with the U.S. Securities and Exchange Commission and we strongly encourage you to review such documents. See Section 18 of the Offer to Exchange for additional information regarding the Schedule TO.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN SUCH RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OF THE COMPANY OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

THE COMPANY RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2013 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2013 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE THE COMPANY TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2013 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

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TABLE OF CONTENTS

SUMMARY TERM SHEET (presented in a Question and Answer format)

RISK FACTORS

THE EXCHANGE OFFER

Section 1.	General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.)
Section 2.	Purpose of the Exchange Offer
Section 3.	Procedure for Participating in the Exchange Offer
Section 4.	Withdrawal Rights; Procedure for Changing and Withdrawing Elections
Section 5.	Acceptance and Cancellation of Eligible Stock Options; Granting of Replacement options
Section 6.	Terms of Replacement options
Section 7.	Conditions to Completion of the Exchange Offer
Section 8.	Price Range of Common Stock Underlying Eligible Stock Options
Section 9.	Source and Amount of Consideration
Section 10.	Information Concerning Turtle Beach; Financial Information
Section 11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities
Section 12.	Status of Eligible Stock Options Acquired by Turtle Beach in the Exchange Offer
Section 13.	Accounting Consequences of the Exchange Offer
Section 14.	Legal Matters; Regulatory Approvals
Section 15.	Material U.S. Federal Income Tax Consequences
Section 16.	Extension of the Exchange Offer; Termination; Amendment
Section 17.	Fees and Expenses
Section 18.	Additional Information
Section 19.	Miscellaneous; Forward Looking Statements

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

This Summary Term Sheet contains important information about the Exchange Offer. It is presented in a question and answer format and is designed to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document. Certain of the answers below also include references to the relevant sections of The Exchange Offer, which begins on page 10, and to other portions of the Offer to Exchange document, where you can find a more complete description of the topics discussed in this Summary Term Sheet.

Index to Questions and Answers

Section A.	Background Information on the Exchange Offer

Q1.	What is the Exchange Offer?

Q2.	Why is Turtle Beach implementing the Exchange Offer?

Section B.	Eligibility to Participate in the Exchange Offer

Q3.	Who is eligible to participate in the Exchange Offer?

Q4.	Am I eligible to participate in the Exchange Offer if I am on an authorized leave of absence?

Q5.	Will I be eligible to participate in the Exchange Offer if I do not remain employed by or continue providing services to Turtle Beach or one of its subsidiaries on the Replacement Option Grant Date?

Section C.	Stock Options Eligible for the Exchange Offer

Q6.	Which of my stock options can I exchange in the Exchange Offer?

Q7.	Can I exchange some, but not all of my eligible stock options?

Q8.	Can I exchange stock options that I have already fully exercised?

Q9.	Can I exchange the remaining portion of an eligible stock option grant that I have only partially exercised?

Q10.	Will I be required to give up all of my rights under the eligible stock options that I surrender?

Q11.	Where can I get information about which of my stock options I can exchange in the Exchange Offer?

Section D.	Participating in the Exchange Offer

Q12.	Is participation in the Exchange Offer voluntary?

Q13.	How long do I have to decide whether to participate in the Exchange Offer?

Q14.	How can I elect to participate in the Exchange Offer?

Q15.	If I already submitted an election form, can I change or withdraw my previous elections?

Q16.	How will I know if my election form has been received?

Q17.	What will happen if I do not submit my election form or my revised election form by the expiration of the Exchange Offer?

Section E.	Replacement Options Received in the Exchange Offer

Q18.	How many replacement options will I receive in exchange for my surrendered stock options?

Q19.	Will the value of the replacement options I receive equal the value of the stock options I surrender?

Q20.	Will the terms and conditions of the replacement options I receive be the same as the terms and conditions of the stock options I surrender?

Q21.	How will the exercise price of my replacement options be determined?

Q22.	When will my replacement options become vested and exercisable?

Section F.	Tax Consequences of Participating in the Exchange Offer

Q23.	What are the U.S. federal income tax consequences of participating in the Exchange Offer?

Q24.	What are the tax consequences to international employees participating in the Exchange Offer?

Section G.	Miscellaneous Items

Q25.	Is the Exchange Offer subject to any conditions?

Q26.	What happens if Turtle Beach’s stock price goes down in the future and my replacement options end up being underwater?

Q27.	What happens to my eligible stock options that are not exchanged in the Exchange Offer?

Q28.	Does Turtle Beach recommend participating in the Exchange Offer?

Q29.	Who do I contact if I need a paper copy of this Offer to Exchange document or any documents attached to or referred to in this Offer to Exchange document, including an election form?

Section A. Background Information on the Exchange Offer

Q1. What is the Exchange Offer?

The Exchange Offer provides eligible participants with the opportunity to exchange certain stock options held by them with an exercise price that equals or exceeds $5.00 for replacement options covering a smaller number of shares and having an exercise price equal to the closing price of our common stock on the grant date.

Q2.	Why is Turtle Beach implementing the Exchange Offer?

Stock options are a key component of the compensation package offered to our employees, executive officers and consultants. Stock options are designed to motivate and retain our employees, executive officers and consultants and to align their interests with those of our stockholders. However, due to the significant decline in our stock price over the last several quarters, many of the stock options held by our employees and consultants are significantly underwater, which means that the exercise price of the stock option exceeds the value of our common stock. We do not believe that these underwater stock options provide any meaningful incentive or retention value to our employees. By implementing the Exchange Offer and allowing our employees to exchange certain of their underwater stock options for replacement options having a market value exercise price, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide. Please see Section 2 of The Exchange Offer, entitled “Purpose of the Exchange Offer,” for more information.

Section B. Eligibility to Participate in the Exchange Offer

Q3.	Who is eligible to participate in the Exchange Offer?

The Exchange Offer is open to all of our employees and executive officers, as well as certain pre-identified consultants of the Company that hold eligible stock options. None of the non-employee members of our Board of Directors or any former employees are eligible to participate in the Exchange Offer. Although we intend to include all international eligible participants, we may exclude such participants if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q4.	Am I eligible to participate in the Exchange Offer if I am on an authorized leave of absence?

Any eligible participant who is on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible stock options and you are on an authorized leave of absence on the Replacement Option Grant Date, you will be entitled to receive replacement options on such date as long as all other eligibility requirements for the Exchange Offer are met. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q5.	Will I be eligible to participate in the Exchange Offer if I do not remain employed by or continue providing services to Turtle Beach or one of its subsidiaries on the Replacement Option Grant Date?

No. In order to participate in the Exchange Offer and receive replacement options, a participant who elects to participate in the Exchange Offer must remain employed by or continue providing services to Turtle Beach or one of its subsidiaries through the Replacement Option Grant Date. In the event that a participant who elected to participate in the Exchange Offer does not remain employed by or continue providing services to Turtle Beach or one of its subsidiaries through the Replacement Option Grant Date, the participants eligible stock options will not be exchanged and such options will continue to be governed by their existing terms and conditions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” and Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Stock Options; Granting of Replacement Options,” for more information.

Section C. Stock Options Eligible for the Exchange Offer

Q6.	Which of my stock options can I exchange in the Exchange Offer?

Stock options granted to eligible participants under our Option Plans with an exercise price that is equal to or greater than $5.00 are eligible to be exchanged in the Exchange Offer. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q7.	Can I exchange some, but not all of my eligible stock options?

Yes. Eligible participants may elect to exchange some or all of their eligible stock options on a grant-by-grant basis. This means that you can elect to exchange some of your eligible stock option grants while retaining your other eligible stock option grants. For example, if you hold eligible stock option grants covering 90, 100 and 200 shares, you can elect to exchange one or two of these grants while continuing to hold the remaining grant or grants, or you can elect to exchange all three of these grants. However, if you elect to exchange a stock option grant, you must elect to exchange all unexercised shares underlying that stock option grant. If you attempt to exchange some, but not all, of the unexercised shares underlying an eligible stock option grant, your election form will be rejected. For example, if you hold an eligible stock option grant that is unexercised with respect to 50 of the underlying shares, you can retain the eligible stock option grant or elect to exchange it with respect to all 50 of the underlying shares. However, you cannot elect to exchange such eligible stock option grant with respect to, for example, only 30 of the underlying shares. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” and Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” for more information.

Q8.	Can I exchange stock options that I have already fully exercised?

No. Only eligible stock options that have not been fully exercised may be exchanged in the Exchange Offer. In addition, you will not be able to exchange shares of Turtle Beach stock that you own outright (including shares of Turtle Beach stock that you acquired upon the exercise of Turtle Beach stock options).

Q9.	Can I exchange the remaining portion of an eligible stock option grant that I have only partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding unexercised portion of the eligible stock option grant can be exchanged in the Exchange Offer. For example, if you were granted an eligible stock option covering 1000 shares of our common stock and you have already exercised that stock option with respect to 400 of the underlying shares, you may elect to exchange the stock option with respect to the remaining 600 shares. In such an event, as described in Question 7, you would have to exchange the stock option with respect to all 600 of the underlying shares if you wanted to exchange that eligible stock option.

Q10.	Will I be required to give up all of my rights under the eligible stock options that I surrender?

Yes. Upon the expiration of the Exchange Offer, all of your eligible stock options that are accepted for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options. Please see Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Stock Options; Granting of Replacement Options,” and Section 12 of The Exchange Offer, entitled “Status of Eligible Stock Options Acquired by Turtle Beach in the Exchange Offer,” for more information.

Q11.	Where can I get information about which of my stock options I can exchange in the Exchange Offer?

Information about your eligible stock options (including the exercise price, number of shares underlying the stock option and vesting schedule) will be included in your personalized Election Form. An additional form can be requested by e-mailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Section D. Participating in the Exchange Offer

Q12.	Is participation in the Exchange Offer voluntary?

Yes. Participation in the Exchange Offer is voluntary. If you decide not to surrender any of your eligible stock options in the Exchange Offer, you do not need to do anything.

Q13.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer commenced on April 22, 2015 and will expire at 8:59 p.m., Pacific Time, on May 19, 2015. No exceptions will be made to this deadline, unless we extend it. As such, if you would like to participate in the Exchange Offer, your election form must be properly submitted and received by the Company before 8:59 p.m., Pacific Time, on May 19, 2015. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible participants, Eligible Stock Options, Expiration Date, Etc.),” Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” and Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Q14.	How can I elect to participate in the Exchange Offer?

If you are an eligible participant and you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible stock options before the Exchange Offer expires. You may notify us of your election by completing your personalized Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. In order to receive an additional election form, you can request such form by e-mailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434. You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Your eligible stock options will not be considered surrendered until we receive and accept your properly submitted election form. Your properly submitted election form must be received before 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by The Company before the expiration of the Exchange Offer.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). Please see Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” for more information.

Q15.	If I already submitted an election form, can I change or withdraw my previous elections?

Yes. If you previously submitted an election form to surrender some or all of your eligible stock options, you can change or withdraw your previous elections by completing a new election form or notice of withdrawal, as applicable, and delivering it to the Company according to the instructions accompanying the form or notice so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, as applicable, you may request such form by e-mailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

You may change or withdraw your elections at any time prior to the expiration of the Exchange Offer. If you miss the deadline for notifying us of your election change or withdrawal or if your election change or withdrawal is not accepted by us, but, in either case, you remain an eligible participant as of the Replacement Option Grant Date, your most recent properly completed election form on file with the Company as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please see Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Q16.	How will I know if my election form has been received?

We will e-mail you confirmation of receipt of your election form within two business days. However, it is your responsibility to ensure that we receive your election form prior to the expiration of the Exchange Offer.

Q17.	What will happen if I do not submit my election form or my revised election form by the expiration of the Exchange Offer?

If the Company does not receive your properly completed election to surrender your eligible stock options for exchange before the Exchange Offer expires (which will be at 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date if we extend the Exchange Offer)), none of your eligible stock options will be exchanged and such options will continue to be governed by their existing terms and conditions. In addition, if you submit a revised election form but it is not received by us before the Exchange Offer expires, or if your revised election form is received by us before the Exchange Offer expires but it is not properly completed, then in either case, your most recent properly completed and submitted election form on file with the Company as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please see Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” and Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Section E. Replacement Options Received in the Exchange Offer

Q18.	How many replacement options will I receive in exchange for my surrendered stock options?

The exchange ratios were calculated to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate current fair value of the eligible stock options they replace in order to balance the compensatory goals of the option exchange and the interests of our stockholders. If we were to exchange the options on a one-for-one basis, but reduce the exercise price to the lower current fair market value of our common stock, the fair value of the replacement options and the associated accounting expense would be greater than the current fair value of the eligible stock options. Accordingly, the higher-value replacement options will cover fewer shares than the lower-value eligible stock options they replace to achieve the same relative value.

The exchange ratios in the Exchange Offer represent the number of shares subject to eligible stock options that a participant must surrender in order to receive one replacement option, and vary based on the exercise price and remaining term of the eligible options. The following exchange ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the closing price of our common stock on April 21, 2015 of $3.10, the exercise prices of the options eligible for exchange, the remaining terms of the eligible stock options and the term of the replacement options. Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share of our common stock on a grant-by-grant basis (based on the grant date of the eligible stock option). Replacement options to purchase fractional shares will not be granted and cash will not be paid for any fractional shares. The table below sets forth the exchange ratios to be used based on the exercise price and remaining term of the eligible stock options.

Exchange Ratios for Eligible Stock Options with A Remaining Term of More Than 5 Years			Exchange Ratios for Eligible Stock Options with A Remaining Term of Less Than 5 Years
Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Option to be Granted	Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Options to be Granted
Less than $5.00	Ineligible	Ineligible	Less than $5.00	Ineligible	Ineligible
$5.00 – $5.99	1.30	1	$5.00 – $7.50	4.80	1
$6.00 – $6.64	1.40	1	$7.50 – $10.00	7.70	1
$6.65 – $7.50	1.85	1	$10.01 – $10.50	12.20	1
$7.51 – $10.00	2.50	1	$10.51 – $12.00	9.80	1
Greater than $10.00	4.40	1	$12.01 – $16.00	9.60	1
			Greater than $16.00	28.70	1

In general, the longer an option has until expiration, the greater the chance it will end up “in-the-money,” or profitable, and the greater its value under the Black-Scholes pricing model. As expiration approaches, the option’s time value decreases. As a result, the exchange ratios for eligible stock options with a remaining term of less than five years are higher than those for eligible stock options with a remaining term of more than five years with a comparable exercise price.

Q19.	Will the value of the replacement options I receive equal the value of the stock options I surrender?

We designed the Exchange Offer so that the value of replacement options received will equal approximately the value of the eligible stock options exchanged (based on certain valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the Replacement Option Grant Date). However, because the value of eligible stock options within an exchange tier will vary slightly (due to certain factors, such as exercise prices), there will be some variation between the value of the eligible stock options a participant exchanges and the value of the replacement options he or she receives. Although we expect any difference in the value of replacement options and the eligible stock options for which they are exchanged to be very small, because we cannot know the closing price of our common stock on the Replacement Option Grant Date, we cannot now determine the exact difference in value between eligible stock options and the replacement options that will be granted upon their surrender. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” Section 9 of The Exchange Offer, entitled “Source and Amount of Consideration,” and Section 13 of The Exchange Offer, entitled “Accounting Consequences of the Exchange Offer,” for more information.

Q20.	Will the terms and conditions of the replacement options I receive be the same as the terms and conditions of the stock options I surrender?

No. All replacement options will be granted under the 2013 Plan and will be subject to its terms and the terms of the replacement option grant agreements. In addition, as explained below in Questions 21 and 22, replacement options will have a different vesting schedule and exercise price than the eligible stock options for which they were exchanged. In addition, all replacement options will be non-qualified stock options for U.S. federal income tax purposes, even if the eligible stock option being replaced is an incentive stock option. All replacement options will, however, have a term equal to the remaining term of the corresponding eligible stock option it is replacing. Replacement options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, retirement and/or other provisions will not contain such provisions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” and Section 6 of The Exchange Offer, entitled “Terms of Replacement Options,” for more information.

Q21.	How will the exercise price of my replacement options be determined?

All replacement options will have an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the Replacement Option Grant Date, which is expected to be the first business day following the close of the Exchange Offer. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Stock Options; Granting of Replacement Options,” and Section 6 of The Exchange Offer, entitled “Terms of Replacement Options,” for more information.

Q22.	When will my replacement options become vested and exercisable?

The vesting schedule of replacement options will depend on the vesting status of the eligible stock options for which they were exchanged. Replacement options that are received in exchange for eligible stock options will vest as follows: (i) with respect to the portion of the eligible stock option that has vested as of the Replacement Option Grant Date, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible stock option that has not vested as of the Replacement Option Grant Date, the period over which such portion was scheduled to vest in equal installments will be extended by 6 months. Any eligible stock options scheduled to vest on a quarterly basis will be replaced by replacement options that vest in equal monthly installments.

For example, if a participant receives a replacement option on May 20, 2015 covering 120 shares in exchange for an eligible stock option (i) that is 50% vested on the Replacement Option Grant Date and (ii) the remainder of which is scheduled to vest in six equal monthly installments on the 1st of each month beginning June 1, 2015, the replacement option will vest in twelve monthly installments as follows:

Vesting Date	Number of Shares Vesting	Total Shares Vested
May 20, 2015	—	60
June 1, 2015	5	65
July 1, 2015	5	70
August 1, 2015	5	75
September 1, 2015	5	80
October 1, 2015	5	85
November 1, 2015	5	90
December 1, 2015	5	95
January 1, 2016	5	100
February 1, 2016	5	105
March 1, 2016	5	110
April 1, 2016	5	115
May 1, 2016	5	120

Please note that replacement options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, retirement and/or other provisions will not contain such provisions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Participants, Eligible Stock Options, Expiration Date, Etc.),” and Section 6 of The Exchange Offer, entitled “Terms of Replacement Options,” for more information.

Section F. Tax Consequences of Participating in the Exchange Offer

Q23.	What are the U.S. federal income tax consequences of participating in the Exchange Offer?

Although the U.S. federal income tax consequences of participating in the Exchange Offer are not entirely certain, the exchange of eligible stock options for replacement options should be treated as a non-taxable exchange and no income should be recognized upon the grant of replacement options or the cancellation of the exchanged eligible stock options for U.S. federal income tax purposes. Each replacement option will be granted as a non-qualified stock option (even if the eligible stock option being replaced is an incentive stock option) and generally will be subject to tax under U.S. federal income tax law upon exercise and disposition of the underlying shares in the same manner applicable to non-qualified stock options generally. Please see Section 15 of The Exchange Offer, entitled “Material U.S. Federal Income Tax Consequences,” for more information. We encourage you to consult your personal tax, financial, legal and/or other advisors as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Q24.	What are the tax consequences to international participants participating in the Exchange Offer?

The tax consequences to international participants participating in the Exchange Offer vary depending on their home country. We encourage you to consult your personal tax, financial, legal and/or other advisors as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Section G. Miscellaneous Items

Q25.	Is the Exchange Offer subject to any conditions?

The Exchange Offer is subject to a number of conditions related to events that could occur prior to the expiration of the Exchange Offer. These events are described in more detail in Section 7 of The Exchange Offer, entitled “Conditions to Completion of the Exchange Offer.” The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or on a minimum number of eligible participants participating in the Exchange Offer. If any of the events described in Section 7 of The Exchange Offer occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q26.	What happens if Turtle Beach’s stock price goes down in the future and my replacement options end up being underwater?

If the price of our common stock declines after the grant date of the replacement options, you will continue to hold your replacement options in accordance with the terms of the applicable grant documents and the 2013 Plan. You will not be permitted to exchange your replacement options for stock options that are not underwater.

Q27.	What happens to my eligible stock options that are not exchanged in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that are not surrendered in the Exchange Offer. They will remain subject to their existing terms and conditions.

Q28.	Does Turtle Beach recommend participating in the Exchange Offer?

Turtle Beach cannot, and will not, make any recommendations as to whether you should participate in the Exchange Offer. Turtle Beach is providing as much information as possible to assist you in making your own informed decision regarding participating in the Exchange Offer. You are encouraged to seek further advice from your tax, financial and legal advisors. Please also review the section below entitled “Risk Factors” for a discussion of the risks of participating in the Exchange Offer.

Q29.	Who do I contact if I need a paper copy of this Offer to Exchange document or any documents attached to or referred to in this Offer to Exchange document, including an election form?

If you need a paper copy of this Offer to Exchange document or any documents attached to or referred to in this Offer to Exchange document, including an election form, please e-mail optionexchange@turtlebeach.com or contact Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, EXECUTIVE OFFICERS EMPLOYEES, REPRESENTATIVES, ADVISORS, OR OTHER AGENTS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties. There are also risks associated with keeping your eligible stock options and deciding not to tender them in the Exchange Offer. In deciding whether or not to participate in the Exchange Offer, you should carefully consider, in addition to the other information contained in or incorporated by reference into this Offer to Exchange document, the information appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Definitive Information Statement filed with the SEC on April 20, 2015, which is incorporated into this Offer to Exchange document by reference (see Section 18 of The Exchange Offer, entitled “Additional Information”). You also should consider the following significant risks when making a decision about whether to participate in the Exchange Offer. You should carefully consider these factors, and you are encouraged to consult your financial, tax, legal and other advisors as necessary before deciding to participate in the Exchange Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange document discussing certain material U.S. federal tax consequences as well as the rest of this Offer to Exchange document for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If the price of our common stock increases after your replacement options are granted, the value that you receive upon exercise of your replacement options may be less than the value that you would have received upon exercise of the eligible stock options that you surrendered in the exchange.

Because the exchange tiers and exchange ratios that will be used in the Exchange Offer have been designed such that the fair value of the replacement options granted will equal approximately the fair value of the eligible stock options for which they are received (for accounting purposes and based on certain valuation assumptions made prior to the commencement of the Exchange Offer), if you participate in the Exchange Offer, the replacement options that you receive will cover a smaller number of shares than the eligible stock options that you surrender. As such, it is possible that in the future, your surrendered eligible stock options would have been more valuable upon exercise than the replacement options that you receive in the Exchange Offer.

For example, assume for illustrative purposes only that you surrender an eligible stock option covering 250 shares of our common stock with an exercise price of $8.00 per share and a remaining term of seven years in the Exchange Offer. In such an event, you would receive a replacement option covering 100 shares of our common stock. Assume further that the exercise price of the replacement option you receive is $3.00 and four years after the Replacement Option Grant Date, the price of our common stock has increased to $12.00 per share. Under this example, if you exercise your replacement option in full when the price of our common stock is $12.00 per share and then immediately sell all of the shares acquired upon exercise, you would recognize a pre-tax gain of $900 (which represents the difference between the amount you sold each share for ($12.00) and the exercise price per share ($3.00), multiplied by the number of shares you sold (100)). If you had instead kept your surrendered eligible stock option, exercised it in full when the price of our common stock was $12.00 per share and then immediately sold all of the shares acquired upon exercise, you would have recognized a pre-tax gain of $1,000 (which represents the difference between the amount you sold each share for ($12.00) and the exercise price per share ($8.00), multiplied by the number of shares you sold (250)).

Whether you will be in a better position if you surrender your eligible stock options for replacement options instead of retaining your eligible stock options depends on many factors, including the number of eligible stock options you hold, the number of replacement options that you would receive in exchange for your eligible stock options, the exercise price of the replacement options and your eligible stock options, the value of our common stock in the future, how long you remain employed by or continue providing services to Turtle Beach or one of our subsidiaries and the expiration date of your eligible stock options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.

The value of our common stock could decrease after the Replacement Option Grant Date, causing your replacement options to be underwater.

There is no guarantee that our stock price will increase after the Replacement Option Grant Date. If the price of our common stock decreases after the Replacement Option Grant Date, your replacement options will be underwater and will be less valuable than when you received them.

If you participate in the Exchange Offer and your employment with us terminates before your replacement options fully vest, you may forfeit any unvested portion of your replacement options.

The vesting schedule of replacement options will depend on the vesting status of the eligible stock options for which they were exchanged. Replacement options that are received in exchange for eligible stock options will vest as follows: (i) with respect to the portion of the eligible stock option that has vested as of the Replacement Option Grant Date, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible stock option that has not vested as of the Replacement Option Grant Date, the period over which such portion was scheduled to vest in equal installments will be extended by 6 months. Any eligible stock options scheduled to vest on a quarterly basis will be replaced by replacement options that vest in equal monthly installments. Generally, vesting on a scheduled vesting date is contingent on your continued employment with or provision of services to Turtle Beach or one of our subsidiaries on the applicable vesting date. If your employment with or provision of services to us or one of our subsidiaries terminates for any reason, your replacement options will generally cease vesting, and any unvested portion of your replacement options will be cancelled as of your separation date. Accordingly, if you participate in the Exchange Offer and your employment or engagement terminates before your replacement options fully vest, you will generally forfeit any unvested portion of your replacement options even if the eligible stock options you surrendered in the Exchange Offer were fully or partially vested at the time of the exchange. Please note that replacement options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, retirement or other provisions will not contain such provisions.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee, executive officer or consultant of Turtle Beach or one of our subsidiaries. The terms of your employment or engagement with us remain unchanged. Subject to any other binding agreement between you and the Company, we cannot guarantee or provide you with any assurance that you remain employed until the Replacement Option Grant Date or thereafter.

If you are subject to non-U.S. tax laws, there may be tax or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you if you participate in the Exchange Offer. You are encouraged to consult your own financial, tax and legal advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 18 of The Exchange Offer, entitled “Additional Information,” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

APRIL 22, 2015

Section 1. General Information (Eligible participants, Eligible Stock Options, Expiration Date, Etc.)

Upon the terms and subject to the conditions of the Exchange Offer as described herein, we are making an offer to our eligible participants to exchange some or all of their eligible stock options (on a grant-by-grant basis) for replacement options covering a smaller number of shares and having an exercise price equal to the closing price of our common stock on the Replacement Option Grant Date as reported on the NASDAQ Global Market. In order to participate in the Exchange Offer, eligible participants must surrender their eligible stock options in accordance with Section 3, “Procedure for Participating in the Exchange Offer,” and not validly withdraw their elections pursuant to Section 4, “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” in either case, before the expiration of the Exchange Offer. All references to dollars (“$”) in this Offer to Exchange document are United States dollars.

For purposes of the Exchange Offer, an “eligible participant” is an employee or executive officer of Turtle Beach or one of our subsidiaries, or a pre-identified consultant of Turtle Beach or one of our subsidiaries, who meets all of the following conditions:

•	the participant is employed by or provides services to Turtle Beach (or one of our subsidiaries);

•	the participant remains employed by, or continues to provide services to, Turtle Beach or one of our subsidiaries through the Replacement Option Grant Date; and

•	the participant holds one or more “eligible stock options.”

Although we intend to include all international eligible participants, we may exclude otherwise eligible participants if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. In addition, we reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a jurisdiction, participants in such jurisdiction will not be permitted to participate in the Exchange Offer and any attempt to surrender eligible stock options by such participants will not be accepted by us.

If you are on an authorized leave of absence and are otherwise an eligible participant, you will be eligible to participate in the Exchange Offer. If you elect to participate in the Exchange Offer and your eligible stock options are accepted for cancellation by us but you are on an authorized leave of absence on the Replacement Option Grant Date, you will be entitled to receive replacement options on that date. Leave is considered “authorized” if it was approved in accordance with our policies and procedures.

For purposes of the Exchange Offer, an “eligible stock option” means a stock option that was granted under any of our Option Plans that has an exercise price equal to or greater than $5.00. The foregoing exercise price per share threshold and maximum will be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, combination, reclassification or similar corporate event effecting our common stock that occurs after the Exchange Offer begins but before the Exchange Offer expires. A list of your eligible stock options, including the exercise prices and vesting status of such options, will be included in your personalized Election Form.

If you elect to participate in the Exchange Offer and we accept your surrendered eligible stock options, you will receive replacement options covering a smaller number of shares and having an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the Replacement Option Grant Date (which is expected to be the first business day after the Exchange Offer expires). The number of shares underlying your replacement options will be determined according to the following exchange ratios, which are based upon the exercise prices and remaining terms of the eligible stock options:

Exchange Ratios for Eligible Stock Options with A Remaining Term of More Than 5 Years			Exchange Ratios for Eligible Stock Options with A Remaining Term of Less Than 5 Years
Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Option to be Granted	Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Options to be Granted
Less than $5.00	Ineligible	Ineligible	Less than $5.00	Ineligible	Ineligible
$5.00 – $5.99	1.30	1	$5.00 – $7.50	4.80	1
$6.00 – $6.64	1.40	1	$7.50 – $10.00	7.70	1
$6.65 – $7.50	1.85	1	$10.01 – $10.50	12.20	1
$7.51 – $10.00	2.50	1	$10.51 – $12.00	9.80	1
Greater than $10.00	4.40	1	$12.01 – $16.00	9.60	1
			Greater than $16.00	28.70	1

To the extent you would be entitled to receive a replacement option covering a fraction of a share, the number of shares underlying that replacement option will be rounded down to the nearest whole number.

The exchange ratios were designed so that the fair value of the replacement options received will equal approximately the fair value of the eligible stock options for which they were exchanged (for accounting purposes and based on certain valuation assumptions made prior to the commencement of the Exchange Offer). However, because the value of surrendered eligible stock options within an exchange tier will vary slightly, but the value of each replacement option granted in exchange for surrendered eligible stock options within an exchange tier will be the same, there will be some variation between the value of the eligible stock options you exchange and the value of the replacement options you receive. Although we expect any difference in the value of replacement options and the eligible stock options for which they are exchanged to be very small, because we cannot know the closing price of our common stock on the date the replacement options will be granted, we cannot now determine the exact difference in value between eligible stock options and the replacement options that will be granted upon their surrender.

All replacement options will be granted under our 2013 Plan and will be subject to its terms and conditions, as well as the terms and conditions of the replacement option grant documents. All replacement options will have a term equal to the remaining term of the corresponding eligible stock option it is replacing. In general, the longer an option has until expiration, the greater the chance it will end up “in-the-money,” or profitable, and the greater its value under the Black-Scholes pricing model. As expiration approaches, the option’s time value decreases. As a result, the exchange ratios for eligible stock options with a remaining term of less than five years are higher than those for eligible stock options with a remaining term of more than five years with a comparable exercise price. The exercise price of each replacement option will be equal to the closing price of our common stock on the NASDAQ Global Market on the Replacement Option Grant Date. The vesting schedule of replacement options will depend on the vesting status of the eligible stock options for which they were exchanged. Replacement options that are received in exchange for eligible stock options will vest as follows: (i) with respect to the portion of the eligible stock option that has vested as of the Replacement Option Grant Date, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible stock option that has not vested as of the Replacement Option Grant Date, the period over which such portion was scheduled to vest in equal installments will be extended by 6 months. Any eligible stock options scheduled to vest on a quarterly basis will be replaced by replacement options that vest in equal monthly installments. Vesting is generally subject to continued employment or engagement with Turtle Beach or one of our subsidiaries on the applicable vesting date. Please note that replacement options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, retirement and/or other provisions will not contain such provisions.

The terms and conditions of our 2013 Plan that apply to stock options differ in some respects from the terms and conditions of the Prior Plans that apply to stock options granted thereunder. If you are surrendering eligible stock options granted under the Prior Plans, you should carefully read “Summary of the 2013 Plan” under Section 6, and compare it to the terms and conditions of the Prior Plan under which your eligible stock option was granted and the option documents covering your eligible stock options that were granted under the Prior Plans. You should also read the 2013 Plan, which we have filed with the SEC as Annex A to our Definitive Information Statement filed April 20, 2015.

The Exchange Offer is scheduled to expire at 8:59 p.m., Pacific Time, on May 19, 2015, unless extended in our sole discretion. See Section 16, “Extension of the Exchange Offer; Termination; Amendment,” for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee, executive officer or consultant of Turtle Beach or one of our subsidiaries. The terms of your employment or engagement with us remain unchanged. We cannot guarantee or provide you with any assurance that you will remain employed or that your services will be retained until the Replacement Option Grant Date or thereafter.

NEITHER WE NOR ANY OF OUR BOARD OF DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, ADVISORS OR OTHER AGENTS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO

EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN FINANCIAL, TAX, LEGAL AND OTHER ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

Section 2. Purpose of the Exchange Offer

Our equity compensation program is intended to attract, retain and motivate key employees and other key contributors. Despite our efforts, our stock price has experienced a significant decline since the beginning of 2014, which has resulted in our eligible participants holding a substantial number of underwater stock options. As of April 17, 2015, 5,843,808 of our outstanding stock options (which represents approximately 88% of our outstanding stock options as of such date) were underwater. These underwater stock options have many negative effects on the Company and on our equity compensation program, including limiting the retention and incentive value of the overall program. Additionally, even though many of these stock options may never be exercised because they are significantly underwater, we must continue to recognize an expense for them to the extent they are unvested.

By implementing the Exchange Offer and allowing our employees, executive officers and certain consultants to exchange certain of their underwater stock options for replacement options having a market value exercise price, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide. In addition, we will be able to cancel surrendered eligible options that are not providing any meaningful retention or incentive value, but that are required to be expensed (to the extent unvested).

Section 3. Procedure for Participating in the Exchange Offer

If you are an eligible participant and you wish to participate in the Exchange Offer, you must notify the Company of your election before the Exchange Offer expires at 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.

You will be permitted to exchange your eligible stock options for replacement options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding and unexercised portion of that eligible stock option grant. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your election form will be rejected. You may elect to exchange only some of your eligible stock option grants and retain your other eligible stock option grants.

Procedure for Electing to Participate in the Exchange Offer. If you are an eligible participant and you wish to surrender any of your eligible stock options for exchange, you must notify the Company of your election to exchange such stock options before the Exchange Offer expires. You may notify us of your election by completing your personalized Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. In order to receive an additional election form, you may request such form by e-mailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

Submissions by any other means will NOT be accepted.

Except as described in the following two sentences, the election form must be signed by the eligible participant who surrenders the eligible stock options exactly as the eligible participant’s name appears on the stock option agreement relating to the eligible stock options. If the eligible participant’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence (as determined by us) of the authority of such person to act in such capacity must be identified on, and submitted with, the election form. You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

We will confirm receipt of your election form within two business days after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”).

Your eligible stock options will not be considered surrendered until we receive and accept your properly submitted election form. Your properly submitted election form must be received before 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by the deadline.

Matters Concerning Elections to Participate. We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither Turtle Beach nor any other person is obligated to give notice of any defects or irregularities in surrenders of eligible stock options. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible participant surrendering the stock options unless waived by us. Our determination of these matters will be final and binding on all persons. Please note that the exchange period will be strictly enforced and no exceptions will be made for any reason. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock option or any particular eligible participant.

Effect of Acceptance of Surrendered Eligible Stock Options. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” and our acceptance of your surrendered eligible stock options in accordance with Section 5, “Acceptance and Cancellation of Eligible Stock Options; Granting of Replacement options.” Our acceptance for exchange of your eligible stock options will constitute a binding agreement between you and Turtle Beach upon the terms and subject to the conditions of the Exchange Offer.

Section 4. Withdrawal Rights; Procedure for Changing and Withdrawing Elections

If you previously submitted an election form to surrender some or all of your eligible stock options, you can change or withdraw your previous elections by completing a new election form or notice of withdrawal, as applicable, and delivering it to the Company according to the instructions accompanying the form or notice so that we receive it before the expiration deadline of 8:59 p.m., Pacific Time, on May 19, 2015 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, you may request such form by e-mailing optionexchange@turtlebeach.com or contacting Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

Submissions by any other means will NOT be accepted.

The same rules that apply to making elections (as described in Section 3, “Procedures for Participating in the Exchange Offer”) also apply to changing or withdrawing your elections. Accordingly, just as you may not surrender only part of an eligible stock option grant, you may also not change or withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw that entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.

If you notify us of a revised election, we will e-mail you confirmation of receipt of your revised election within two business after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Schedule TO.

You may change or withdraw your elections at any time prior to the expiration of the Exchange Offer by following the procedures described in Section 3, “Procedures for Participating in the Exchange Offer,” this Section 4 and the applicable election form or notice of withdrawal. If you miss the deadline for notifying the Company of your election change or withdrawal or if your election change or withdrawal is not accepted by us, but, in either case, you remain an eligible participant as of the Replacement Option Grant Date, your most recent properly completed election form as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Your previous elections will not be considered changed or withdrawn until we receive and accept your properly completed and submitted revised election. You are responsible for making sure that your elections are properly completed and received by the deadline.

Neither Turtle Beach nor any other person is obligated to give notice of any defects or irregularities in any election form. No changes or withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible participant making the election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices. Our determinations of these matters will be final and binding on all parties. Please note that the exchange period will be strictly enforced and no exceptions will be made for any reason.

Section 5. Acceptance and Cancellation of Eligible Stock Options; Granting of Replacement options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered, and not validly withdrawn, before the expiration of the Exchange Offer, which is currently scheduled to expire at 8:59 p.m., Pacific Time, on May 19, 2015. Once we have accepted your surrendered eligible stock options, those stock options will be cancelled and you will no longer have any rights under such stock options. We expect to grant the replacement options on the first business day following the expiration date of the Exchange Offer. You will receive stock option agreements governing the terms of your replacement options shortly after the Replacement Option Grant Date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the Replacement Option Grant Date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment or engagement with us is terminated for any reason before the Replacement Option Grant Date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange. In such an event, your eligible stock options will not be exchanged and such options will continue to be governed by their existing terms and conditions.

Section 6. Terms of Replacement options

Each replacement option will be granted under our 2013 Plan, will have a term equal to the remaining term of the corresponding eligible stock option it is replacing and will have an exercise price per share equal to the closing price of our common stock on the NASDAQ Global Market on the Replacement Option Grant Date. The vesting schedule of replacement options will depend on the vesting status of the eligible stock options for which they were exchanged. Replacement options that are received in exchange for eligible stock options will vest as follows: (i) with respect to the portion of the eligible stock option that has vested as of the Replacement Option Grant Date, a proportionate amount of the replacement option will vest upon the issuance thereof and (ii) with respect to the portion of the eligible stock option that has not vested as of the Replacement Option Grant Date, the period over which such portion was scheduled to vest in equal installments will be extended by 6 months. Any eligible stock options scheduled to vest on a quarterly basis will be replaced by replacement options that vest in equal monthly installments. Vesting is generally subject to continued employment or engagement with Turtle Beach or one of our subsidiaries on the applicable vesting date. Please note that replacement options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control, retirement or otherwise will also contain similar change in control, retirement and/or other provisions, as the case may be. Replacement options received in exchange for eligible stock options that do not contain such special change in control, and/or other retirement provisions will not contain such provisions. In addition, all replacement options will be treated as non-qualified stock options for U.S. federal income tax purposes, even if the eligible stock option it is replacing is an incentive stock option. Eligible stock options that we accept for exchange will be cancelled upon our acceptance thereof.

The total number of shares that may be issued pursuant to replacement options granted in the Exchange Offer depends on the number of eligible stock options that are cancelled in the Exchange Offer, which we cannot determine at this time. If all eligible stock options that were outstanding as of April 21, 2015 are surrendered in the Exchange Offer, replacement options to purchase 2,687,122 shares would be granted in the Exchange Offer.

Participation in the Exchange Offer will not create any contractual or other right to receive any future grants of stock options, restricted stock or other equity-based compensation. As applicable, the Exchange Offer does not change the “at-will” nature of an eligible participant’s employment, or the terms of an eligible participants consulting arrangement, with us or any of our subsidiaries, and an eligible participant’s employment or consultancy may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of applicable law and the terms of any employment or consulting agreement. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed, or that your services will be retained, until the Replacement Option Grant Date or thereafter.

The following is a description of the material terms of the 2013 Plan that apply to stock options granted under the 2013 Plan. This description is subject to, and qualified in its entirety by reference to, the actual provisions of our 2013 Plan. The 2013 Plan has been filed as Annex A to our Definitive Information Statement filed with the SEC on April 20, 2015. Upon request, we will provide you, without charge, with a copy of our 2013 Plan. Please direct your requests to optionexchange@turtlebeach.com or Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

Summary of the 2013 Plan

Share Reserve and Limitations. The 2013 Plan initially reserved an aggregate of 2,250,000 shares of our common stock, par value $0.001 per share (“Common Stock”) for issuance pursuant to awards granted under the 2013 Plan, plus the number of shares that were authorized but unissued under prior plans. The maximum number of shares of our Common Stock available for awards that may be granted to an individual participant during a single year was 450,000. As of March 25, 2015 there were 435,949 shares available for future awards under the 2013 Plan. On March 10, 2015 and April 1, 2015, respectively, our Board of Directors (the “Board”) and holders of a majority of our outstanding Common Stock approved an amendment to the 2013 Plan to increase the number of shares available for grant under the 2013 plan by 3,200,000 shares, and to exclude the replacement options from the calculation of the maximum number of shares of Common Stock that may be granted to any individual participant in the 2013 Plan during any calendar year. The amendment will become effective on the Replacement Option Grant Date.

Eligibility. All employees and consultants of the Company, its subsidiaries and affiliates and all non-employee members of our Board are eligible to receive awards under the 2013 Plan.

Administration. The 2013 Plan is administered by a committee appointed by our Board (the “Plan Committee”). The Plan Committee’s powers include the ability to: (i) select the employees, consultants and non-employee directors who will receive awards pursuant to the 2013 Plan; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of shares of Common Stock to which an award will relate, the terms and conditions of any award granted under the Stock Plan, including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an award, based in each case on such considerations as the committee shall determine, and all other matters to be determined in connection with an award; (iv) determine whether, to what extent, and under what circumstances an award may be canceled, forfeited, or surrendered; (v) determine whether, and to certify that, the performance goals to which the settlement of an award is subject are satisfied; (vi) correct any defect or supply any omission or reconcile any inconsistency in the 2013 Plan, and adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the 2013 Plan; (vii) determine the effect, if any, of a change in control of the Company upon outstanding awards; and (viii) construe and interpret the 2013 Plan and make all other determinations as it may deem necessary or advisable for the administration of the 2013 Plan. The Plan Committee may delegate some or all of its powers to any executive officer of our company or any other person, other than its authority to grant awards to certain specified executives.

Types of Awards. Awards that can be granted under the 2013 Plan include Common Stock, deferred stock, restricted stock, restricted stock units (referred to as “RSUs”), stock options and stock appreciation rights (referred to as “SARs” and all collectively referred to as “Awards”).

Common Stock. In a Common Stock award, a participant receives a grant of shares of our Common Stock that are not subject to any restrictions on transfer or other vesting conditions. Upon the grant date, the participant will have all of the customary rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends with respect to such shares.

Deferred Stock. In a deferred stock award, the Company agrees to deliver, subject to certain conditions, a fixed number of shares of our Common Stock to the participant at the end of a specified deferral period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares of deferred stock during the applicable deferral period, and the participant will have no future right to any dividend paid during such period.

Restricted Stock. In a restricted stock award, a participant receives a grant of shares of our Common Stock that are subject to certain restrictions, including forfeiture of such stock upon the happening of certain events. During the restriction period, holders of restricted stock will have the right to vote the shares of restricted stock. No dividends will be paid with respect to shares of restricted stock during the applicable restriction period, and the participant shall have no future right to any dividend paid during such period.

Restricted Stock Units. An RSU is a grant of the right to receive a payment in our Common Stock or cash, or in a combination thereof, equal to the fair market value of a share of our Common Stock on the expiration of the applicable restriction period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares underlying an RSU during the applicable restriction period, and the participant will have no future right to any dividend paid during such period.

Stock Options. Stock options granted under the 2013 Plan may be either incentive stock options or non-qualified stock options. The exercise price of an option shall be determined by the Plan Committee, but must be at least 100% of the fair market value of our Common Stock on the date of the grant. If the participant owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of stock of our company, the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted.

Stock Appreciation Rights. A grant of a SAR entitles the holder to receive, upon exercise of the SAR, the excess of the fair market value of one share of our Common Stock on the date of exercise over the grant price of the SAR as determined by the Plan Committee. The grant price of a SAR may never be less than 100% of the fair market value of a share of Common Stock on the date of grant.

Performance Goals. In the discretion of the Plan Committee, any award may be granted subject to performance goals that must be met by the end of a period specified by the Plan Committee, but that are substantially uncertain to be met before the grant of the award, and that must be based upon one or more of the following as they relate to our company, our subsidiaries or affiliates, or any business unit or department thereof: (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion (xxiv) economic value added or other value added measurements, (xxv) expense targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products , (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products. The Plan Committee may structure awards to qualify for the exemption for performance-based compensation to the limitations on the deductibility of compensation in excess of $1,000,000 paid to certain of our executive officers under Section 162(m) of the Internal Revenue Code of 1986, (the “Code”); however, the Plan Committee retains the discretion to grant awards that are not fully deductible under Section 162(m) of the Code. Performance goals with respect to awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code may be based on one or more of the preceding measures or any other measure that the Plan Committee may determine in its sole discretion. Performance goals may be measured absolutely or relative to an index or peer group.

Effects of a Change in Control. Upon the occurrence of a change in control of the Company, the Plan Committee may, in its discretion: (i) fully vest any or all awards; (ii) determine whether all applicable performance goals have been achieved and the applicable level of performance; (iii) cancel any outstanding awards in exchange for a cash payment of an amount, but not less than zero, equal to the difference between the then fair market value of the award less the exercise or base price of the award; (iv) after having given the participant a chance to exercise any vested outstanding options or SARs, terminate any or all of the participant’s unexercised options or SARs; (v) where the Company is not the surviving corporation after a change in control, cause the surviving corporation to assume or replace all outstanding awards with comparable awards; or (vi) take such other action as the Plan Committee shall determine appropriate.

Effects of Certain Corporate Transactions. In the event of a stock dividend, recapitalization, forward or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other corporate transaction or event that affects our Common Stock, the Plan Committee shall make equitable adjustments in (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding awards, (iii) the aggregate number and kind of shares of Common Stock available under the 2013 Plan, and (iv) the exercise or grant price relating to any award, or if deemed appropriate, the Plan Committee may also make provision for a cash payment with respect to any outstanding award.

Actions Requiring Stockholder Approval. Our Board must obtain stockholder approval in order to take any action that would (i) increase the number of shares subject to the 2013 Plan, except for adjustments upon changes in capitalization; (ii) result in the re-pricing, replacement or repurchase of any option, SAR or other award; or (iii) be required to be submitted for stockholder approval under any federal or state law or regulation or NASDAQ listing rules.

Clawback. Any award granted under the 2013 Plan, including a Common Stock award, will be subject to mandatory repayment by the participant to the Company pursuant to the terms of any company “clawback” or recoupment policy that is directly applicable to the 2013 Plan and set forth in an award agreement or as required by law to be applicable to the participant.

Transfer Restrictions. No award or other right or interest of a participant under the 2013 Plan may be assigned or transferred for any reason during the participant’s lifetime, other than to the Company or any subsidiary or affiliate, and any attempt to do so shall be void and the relevant award shall be forfeited. Notwithstanding the foregoing, the Plan Committee may grant awards, other than incentive stock options, that are transferable by the participant during his or her lifetime, but only to the extent specifically provided in the award agreement entered into with such participant. No incentive stock option shall be transferable other than by will or the laws of descent and distribution.

Effective Date. The Amendment shall become effective upon, and only upon, the Replacement Option Grant Date.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2013 Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE STOCK PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Common Stock. Upon the grant of an award of Common Stock, a participant will recognize ordinary income equal to the difference between the amount paid, if any, for such Common Stock and the fair market value of such Common Stock on the grant date, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. The participant’s tax basis in such shares of Common Stock will equal the fair market value of such shares on the grant date. Upon sale of such shares of Common Stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the grant date. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Deferred Stock. A participant recognizes no taxable income and the Company is not entitled to a deduction when deferred stock is awarded. When the deferral period for the award ends and the participant receives shares of the Company’s Common Stock, the participant will recognize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the end of the deferral period. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Restricted Stock. Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock does not make the election described below, the participant recognizes no taxable income upon the receipt of restricted stock, and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize ordinary income equal to the fair market value of the shares at that time minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such shares when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon a sale of shares of restricted stock, the participant will recognize short-term or long-term gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the lapse of the restrictions. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to recognize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account) minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will recognize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to the fair market value of such shares when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income recognized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of the form of election to his or her federal income tax return for the year in which the shares are received.

Non-Qualified Options. A participant recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Under the 2013 Plan, payment of the exercise price with respect to non-qualified options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant. Payment in Common Stock or restricted stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income, and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options. A participant recognizes no taxable income (except that an alternative minimum tax liability may arise) and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (beginning on the date of exercise and ending on the later of two years from the date of grant or one year from the date of exercise), gain or loss recognized by a participant upon sale of the shares received upon exercise will be a long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will recognize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

SARs. A participant recognizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercising a SAR, a participant will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time.

Upon sale of the shares of Common Stock received upon exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Withholding. The Company is entitled to deduct from the payment of any award (whether made in stock or in cash) all applicable income, employment and other taxes required by federal, state, local or foreign law to be withheld or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the award. Participants who are subject to the Exchange Act may, and the Plan Committee may allow other participants to, satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

Section 7. Conditions to Completion of the Exchange Offer

Notwithstanding any other provision of this Offer to Exchange document, we will not be required to accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after April 22, 2015, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of replacement options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the cancellation of surrendered eligible stock options and the grant of replacement options in exchange therefore illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c) There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•	the trading price of our Common Stock on the NASDAQ Global Market for the five business days prior to the date of expiration of this offer is $5.00 or higher;

(d) There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e) There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

(f) There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g) There shall have been enacted, enforced or deemed applicable to Turtle Beach any rules, regulations or actions by any governmental authority, the NASDAQ Global Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time, before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible participant only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 8. Price Range of Common Stock Underlying Eligible Stock Options

The eligible stock options give eligible participants the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

Our common stock is traded on the NASDAQ Global Market under the symbol “HEAR.” The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated

	High	Low
Fiscal Year Ending December 31, 2014:
Second Quarter	$3.10	$1.86
First Quarter	$3.22	$1.86
Fiscal Year Ended December 31, 2014:
Fourth Quarter	$7.62	$2.75
Third Quarter	$9.67	$6.54
Second Quarter	$14.75	$7.58
First Quarter	$16.36	$11.82
Fiscal Year Ended December 31, 2013:
Fourth Quarter	$16.70	$10.21
Third Quarter	$17.90	$10.57
Second Quarter	$22.39	$14.15
First Quarter	$20.25	$7.10

As of April 16, 2015, the number of shareholders of record of our common stock was approximately 958, and the number of outstanding shares of our common stock was 42,132,551. On April 21, 2015, the closing price of our common stock as reported on the NASDAQ Global Market was $3.10 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has in the past experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 9. Source and Amount of Consideration

All replacement options granted in the Exchange Offer will be granted, subject to the terms and conditions of the Exchange Offer, under our 2013 Plan. On April 1, 2015, our stockholders approved an amendment to our 2013 Plan adding an additional 3,200,000 shares to the available pool under the 2013 Plan, which amendment will be effective on the Replacement Option Grant Date. As of April 21, 2015, there were 4,597,411 outstanding eligible stock options held by 40 eligible participants with a weighted average exercise price of $8.18 per share. The exchange ratios that will be used in the Exchange Offer have been established by grouping together eligible stock options based on their exercise prices and remaining term and assigning an appropriate exchange ratio to each grouping. Each grouping is referred to as an “exchange tier.” The exchange ratios are based on the fair value of the eligible stock options (calculated using the Black-Scholes model) within the relevant exchange tier and were determined by using valuation assumptions made prior to the commencement of the Exchange Offer. This calculation of fair value takes into account many variables, such as the volatility of our stock and the remaining term of an eligible stock option. As a result, the exchange ratios do not necessarily increase as the exercise price of the eligible stock option increases. Establishing the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options for accounting purposes. However, because we cannot know the closing price of our common stock on the Replacement Option Grant Date we cannot now determine the exact difference in value between eligible stock options and the replacement options that will be granted upon their surrender. The number of shares underlying your replacement options will be determined according to the exchange ratios below. To the extent that an eligible participant would be entitled to receive a replacement option covering a fraction of a share, the number of shares underlying that replacement option will be rounded down to the nearest whole number.

Exchange Ratios for Eligible Stock Options with A Remaining Term of More Than 5 Years			Exchange Ratios for Eligible Stock Options with A Remaining Term of Less Than 5 Years
Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Option to be Granted	Exercise Prices	Shares Subject to Eligible Stock Options Surrendered	Shares Subject to Replacement Options to be Granted
Less than $5.00	Ineligible	Ineligible	Less than $5.00	Ineligible	Ineligible
$5.00 – $5.99	1.30	1	$5.00 – $7.50	4.80	1
$6.00 – $6.64	1.40	1	$7.50 – $10.00	7.70	1
$6.65 – $7.50	1.85	1	$10.01 – $10.50	12.20	1
$7.51 – $10.00	2.50	1	$10.51 – $12.00	9.80	1
Greater than $10.00	4.40	1	$12.01 – $16.00	9.60	1
			Greater than $16.00	28.70	1

In general, the longer an option has until expiration, the greater the chance it will end up “in-the-money,” or profitable, and the greater its value under the Black-Scholes pricing model. As expiration approaches, the option’s time value decreases. As a result, the exchange ratios for eligible stock options with a remaining term of less than five years are higher than those for eligible stock options with a remaining term of more than five years with a comparable exercise price.

Section 10. Information Concerning Turtle Beach; Financial Information

Information Concerning Turtle Beach. Turtle Beach Corporation is a premier audio innovation company with deep expertise and relevant experience in developing, commercializing and marketing audio technologies across a range of large addressable markets under the Turtle Beach® and HyperSound® brands. Turtle Beach is a worldwide leading provider of feature-rich headset solutions for use across multiple platforms, including video game and entertainment consoles, handheld consoles, personal computers, tablets and mobile devices. HyperSound is an innovative patent-protected sound delivery technology that delivers immersive, directional audio offering unique potential benefits in a variety of commercial settings and consumer devices.

Financial Information. We have presented below a summary of our consolidated financial data. As a result of the Merger (as defined in Section 11 below under the heading “Merger and Stockholder Agreement”) being treated as a “reverse acquisition” the financial statements of VTBH (as defined below) are treated as our historical financial statements, with the results of the acquired HyperSound business included from January 15, 2014. The following table sets forth selected consolidated financial data for each of the five years ended December 31, 2014. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated herein by reference. The selected consolidated statements of comprehensive income (loss) data for the fiscal years presented is derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Summary Consolidated Statements of Comprehensive Income (Loss) and Balance Sheets:

	Year Ended December 31,
	2014 (1)	2013	2012	2011	2010
	(in thousands, except per share data)
Net Revenue	$186,176	$178,470	$207,136	$166,121	$91,870
Cost of Revenue	135,509	128,141	132,795	96,536	50,556

Gross Profit	50,667	50,329	74,341	69,585	41,314
Gross Margin	27.2%	28.2%	35.9%	41.9%	45.0%
Operating income (loss)	(13,825)	1,598	42,910	38,268	18,287
Operating Margin	(7.4)%	0.9%	20.7%	23.0%	19.9%
Net income (loss)	$(15,486)	$(6,163)	$26,460	$21,554	$10,122

Net earnings (loss) per share:
Basic	$(0.39)	$(0.49)	$0.13	$1.70	$0.80
Diluted	$(0.39)	$(0.49)	$0.13	$1.70	$0.80
Weighted average number of shares:
Basic	39,665	12,700	12,700	12,700	12,700
Diluted	39,665	12,700	12,700	12,700	12,700

Balance Sheet Data
Cash and cash equivalents	7,908	6,509	5,219	15,942	7,990
Total Assets	246,968	127,307	134,195	105,165	57,143
Total Debt	44,555	64,578	74,250	37,200	28,000
Series B Redeemable Preferred Stock	14,916	13,713	12,703	13,648	12,637
Series A Convertible Preferred Stock	—	24,345	24,345	24,345	24,345

(1)	In January 2014, we completed the Merger, which contributed revenue of $0.7 million in the year and $129.1 million of total assets on the date of the Merger.

Book Value Per Share. Our book value per share as of December 31, 2014 and 2013, was $0.32 and $(0.36), respectively.

Ratio of Earnings to Fixed Charges

The following table shows our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio, earnings consist of income before provision for income taxes, discontinued operations and fixed charges. Fixed charges consist of interest expense (including amortization of deferred finance fees) and the estimated portion of rental expense deemed by Turtle Beach to be representative of the interest factor of rental payments.

	Years Ended December 31,
	Historical
	2014	2013
Ratio of Earnings to Fixed Charges (1):	N/A	0.30

(1)	Earnings were inadequate to cover fixed charges for 2014. The deficiency in earnings for the year ended December 31, 2014 was $21.8 million.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 18, “Additional Information”, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports. For information regarding the accounting consequences of the Exchange Offer, see Section 13, “Accounting Consequences of the Exchange Offer.”

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our Board of Directors (our “Board”) and our executive officers, and their respective positions and offices as of April 21, 2015, are set forth in the following table (with the address of each of the persons set forth being is 100 Summit Lake Drive, Suite 100, Valhalla, New York 10595):

Name	Age	Position and Offices Held
Juergen Stark	47	Chief Executive Officer, President and Director
John Hanson	56	Chief Financial Officer, Treasurer and Secretary
Robert Andris	44	Senior Vice President, Global Supply Chain and Operations
Ronald Doornink	59	Chairman of the Board
Kenneth A. Fox	43	Director
Andrew Wolfe, Ph.D.	51	Director
William E. Keitel	61	Director
Laureen DeBuono	56	Director

As of April 21, 2015, our current executive officers and members of our Board as a group beneficially owned outstanding options to purchase an aggregate of 3,187,599 shares of our common stock under our equity plans, which represented approximately 48% of the shares of common stock subject to all options outstanding under the Option Plans as of that date (in each case, whether or not eligible for the exchange). Our executive officers are eligible to participate in this Exchange Offer, but the non-employee members of our Board are not eligible to participate. The following table shows as of April 21, 2015, the aggregate number of shares of our common stock subject to options, together with the corresponding percentage of the total shares of our common stock subject to then outstanding options, beneficially owned by each of our current executive officers and members of our Board:

Name	Shares of Common Stock Subject to Options	Percentage of Total Shares of Common Stock Subject to Outstanding Options
Juergen Stark	2,442,740	36.84%
John Hanson	346,977	5.23%
Robert Andris	270,984	4.09%
Ronald Doornink	0	0.00%
Kenneth A. Fox	0	0.00%
Andrew Wolfe, Ph.D.	76,834	1.16%
William E. Keitel	25,032	0.04%
Laureen DeBuono	25,032	0.04%

Except as otherwise described below and elsewhere in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Merger, Stockholder Agreement and Lock-Up

On January 15, 2014, we completed the merger (the “Merger”) of our wholly-owned subsidiary Paris Acquisition Corp. (“Merger Sub”) with and into VTB Holdings, Inc. (“VTBH”) in accordance with the terms and conditions of an Agreement and Plan of Merger dated August 5, 2013 among the Company, VTBH and Merger Sub (the “Merger Agreement”). As a result of the Merger, VTBH, the surviving entity in the Merger, became a wholly-owned subsidiary of the Company, and the Company issued to the former holders of VTBH common stock and Series A Preferred Stock (the “VTB Stockholders”) an aggregate of 30,227,100 shares of our common stock (“Common Stock”). In addition, in accordance with the terms of the Merger Agreement, all outstanding options to purchase shares of VTBH common stock under the 2011 Plan were converted into options to purchase shares of Common Stock and were assumed by the Company (the “Converted Options”). The number of shares of Common Stock issued was computed in accordance with a formula specified in the Merger Agreement using an exchange ratio of 0.35997 shares of Common Stock for every one share of VTBH common stock or Series A Preferred Stock. The same exchange ratio was applied to the Converted Options.

Concurrently with the execution of the Merger Agreement, we and the VTB Stockholders entered into a stockholder agreement, (the “Stockholder Agreement”) pursuant to which the VTB Stockholders agreed to certain restrictions and other provisions with respect to the shares of Common Stock that we subsequently issued to them upon completion of the Merger, (collectively referred to as the “merger shares”). Also in connection with the Merger, Mr. Stark, Mr. Doornink, the other VTB Stockholders and several other members of Turtle Beach management entered into lock-up agreements (the “Lock-Ups”) pursuant to which they agreed they will not sell or otherwise transfer any stock or options of the Company for a period of six months following the closing of the Merger, subject to certain limited exceptions.

Registration Rights. Pursuant to the Stockholder Agreement, the VTB Stockholders are entitled to certain registration rights covering the merger shares, including customary piggyback registration rights for all VTB Stockholders and demand registration rights for SG VTB Holdings, LLC, our largest stockholder (“SG VTB”). The Stockholder Agreement also includes customary indemnification and expense reimbursement obligations in connection with registrations of merger shares conducted pursuant to the Stockholder Agreement.

Controlled Company; Voting Agreement. Pursuant to the Stockholder Agreement, the VTB Stockholders have also agreed to the formation of a group, referred to as the “Stockholder Group,” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The VTB Stockholders provided these block voting covenants to cause the Company to qualify as a “controlled company” under NASDAQ rules following the closing of the Merger. The VTB Stockholders also agreed to vote their merger shares to ensure that SG VTB has the right to designate seven directors to our Board (including the Chief Executive Officer and two independent directors) so long as SG VTB and its affiliates collectively beneficially own at least 10% of our outstanding capital stock. The VTB Stockholders’ obligations with respect to the formation of the Stockholder Group and the voting requirements referred to above with respect to our Board terminate upon the first to occur of (i) the failure of the Stockholder Group to hold shares representing an aggregate of at least 50.1% of the voting power of the Company and (ii) termination by the mutual agreement of the Company and the Stockholder Group.

Termination. Most of the provisions of the Stockholder Agreement will terminate upon the earlier of (i) the dissolution of the Company (unless the Company continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction) and (ii) the consummation of a disposition of shares by SG VTB and its affiliates that would have the effect of transferring to a person or group that is not an affiliate of SG VTB or a portfolio company of one or more SG VTB affiliates, a number of shares of Common Stock such that, following the consummation of such disposition, such person or group would possess the voting power to elect a majority of our Board, or the board of directors (or similar body) of any successor entity; provided however, that (a) for so long as SG VTB and its affiliates collectively own any merger shares, the registration rights set forth in the Stockholder Agreement will not terminate without the prior written consent of SG VTB and (b) the indemnification provisions with respect to the registration rights in the Stockholder Agreement survive any termination of the Stockholder Agreement.

Amendment and Lock-Up Extension. Only July 10, 2014, the Company, SG VTB, Mr. Stark, Mr. Doornink and several other of the VTB Stockholders entered into an amendment (the “Amendment”) to the Stockholder Agreement and the Lock-Ups pursuant to which, among other things, the stockholders agreed to extend lock-up restrictions regarding their sale or other disposition of shares of the Company’s stock from July 16, 2014 to April 1, 2015, subject to certain exceptions, including limited sales through privately negotiated block trades.

Romano Consulting Arrangement

On October 21, 2013 we entered into an offer letter with Frederick J. Romano pursuant to which Mr. Romano serves as an operations and supply chain advisor to the Company. Mr. Romano beneficially owned approximately 13.4% of our outstanding common stock as of April 16, 2015. Pursuant to the offer letter Mr. Romano is compensated at a rate of $1,635 per day for each day worked under his consulting arrangement, but he is not entitled to participate in any employee benefit plan, program or arrangement sponsored by the Company. Mr. Romano is also entitled to the reimbursement of certain expenses, and is subject to our standard employee restrictive covenant agreement.

In addition, other than as described above and transactions in the Company’s securities in the ordinary course under the Company’s stock incentive plans with persons who are not currently officers or directors of the Company, neither the Company or its subsidiaries nor, to the best of the Company’s knowledge and based on transactions that have been publicly reported, the Company’s executive officers, directors or affiliates have effected transactions in options to purchase the Company’s common stock or in shares of the Company’s common stock during the 60 days prior to April 22, 2015.

Section 12. Status of Eligible Stock Options Acquired by Turtle Beach in the Exchange Offer

Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled upon our acceptance thereof. Shares underlying cancelled eligible stock options granted under the 2010 Plan, 2012 Plan or 2013 Plan will be returned to our 2013 Plan in accordance with the terms thereof. Shares underlying cancelled eligible stock options granted under the 2011 Plan will not be returned to our 2013 Plan and the shares underlying the cancelled options will not be available for future grants. Eligible participants will cease to have any rights under their surrendered eligible stock options upon their cancellation by us regardless of the Option Plan it was granted under.

Section 13. Accounting Consequences of the Exchange Offer

Under Statement of Financial Accounting Standard Accounting Standards Codification 718 – Compensation – Stock Compensation (ASC 718) to the extent the fair value of each award of new stock options granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the new stock options, will be recognized by Turtle Beach as stock-based compensation expense ratably over the remaining vesting period of the new stock options in accordance with the requirements of ASC 718. In the event that any of the new stock options are forfeited due to termination of employment, no stock-based compensation expense will be recorded post-forfeiture.

Please note that because these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 14. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of replacement options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our replacement options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue replacement options would be subject to obtaining any required governmental approval.

Section 15. Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Turtle Beach and to eligible participants who are subject to U.S. federal income tax. The following summary does not address the consequences of any state, local or foreign tax laws. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Exchange Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States or other jurisdictions apply to your specific situation.

This discussion is based on the Code, its legislative history, the treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange document, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular, personal circumstances, nor is it intended to be comprehensive or applicable in all respects to all categories of eligible participants.

Although the U.S. federal income tax treatment of the Exchange Offer is not entirely certain and the Internal Revenue Service is not precluded from adopting a contrary position, we believe that the exchange of eligible stock options for replacement options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible participants should recognize any income for U.S. federal income tax purposes upon such exchange.

All replacement options granted pursuant to the Exchange Offer will be non-qualified stock options for U.S. federal income tax purposes, even if the eligible stock option it is replacing is an incentive stock option. Upon exercise of the replacement options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price paid for those shares. Upon disposition of such shares, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the shares were held for more than 12 months) equal to the difference between the selling price of such shares and your tax basis in such shares. The holding period for the shares acquired upon exercise of a non-qualified stock option will begin on the day after the date of exercise.

The replacement options generally will have no U.S. federal income tax consequences to us. However, subject to Section 162(m) of the Code, we generally will be entitled to a business expense deduction upon the exercise of a replacement option equal to the amount of ordinary compensation income recognized by the eligible participant upon exercise of such stock option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld with respect to ordinary compensation income recognized in connection with the exercise of any replacement option by an eligible participant. We will require any such eligible participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating eligible international employees may differ from the U.S. federal income tax consequences described above.

WE ENCOURAGE ALL ELIGIBLE PARTICIPANTS TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 16. Extension of the Exchange Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible participants by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled expiration date of the Exchange Offer, and the cancellation date and the Replacement Option Grant Date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 7, “Conditions to Completion of the Exchange Offer,” by disseminating notice of the termination or amendment to eligible participants by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7, “Conditions to Completion of the Exchange Offer,” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible participants in a manner reasonably designed to inform eligible participants of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information relating to the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer in accordance with applicable legal requirements. The amount of time by which we will extend the Exchange Offer following a material change in the terms of the Exchange Offer or information relating to the Exchange Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Exchange Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend the Exchange Offer so that the Exchange Offer is open at least 10 business days following the publication, sending or giving of such notice.

Section 17. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 18. Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a) Our Annual Report on Form 10-K for our fiscal year ended December 31, 2014, filed with the SEC on March 30, 2014;

(b) Our Definitive Information Statement, filed with the SEC on April 20, 2015;

(c) Our Registration Statement on Form S-8 (File No. 333-193982), filed with the SEC on February 18, 2014;

(d) Our Current Report on Form 8-K, filed with the SEC on April 16, 2015; and

(e) the description of common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 21, 2012, together with any amendments or reports filed for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this Offer to Exchange document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be e-mailed to optionexchange@turtlebeach.com or directed to Megan Wynne, Vice President, Legal & Licensing, at 858-914-2434.

The information relating to Turtle Beach in this Offer to Exchange document should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous; Forward Looking Statements

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. These “forward-looking statements” are made only as of the date hereof and we undertake no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with that law. If, after making a good faith effort, we cannot comply with an applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN THIS EXCHANGE OFFER AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

NOTHING IN THIS OFFER TO EXCHANGE DOCUMENT GIVES ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF TURTLE BEACH OR AFFECTS OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE. NOTHING IN THIS OFFER TO EXCHANGE DOCUMENT CONSTITUTES A CONTRACT OR GUARANTEE OF EMPLOYMENT OR COMPENSATION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.